COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
     PEOPLES S&P MIDCAP INDEX FUND, INC. WITH THE STANDARD &
     POOR'S MIDCAP 400 INDEX AND THE STANDARD & POOR'S
     500 COMPOSITE STOCK PRICE INDEX

     EXHIBIT A:
     ___________________________________________________
    |         |           |   STANDARD     | STANDARD  |
    |         |  PEOPLES  |  & POOR'S 500  | & POOR'S  |
    | PERIOD  |S&P MIDCAP |COMPOSITE STOCK |MIDCAP 400 |
    |         |INDEX FUND | PRICE INDEX *  |  INDEX *  |
    |---------|-----------|----------------|-----------|
    | 6/19/91 |    10,000 |         10,000 |    10,000 |
    |10/31/91 |    10,952 |         10,675 |    11,547 |
    |10/31/92 |    12,123 |         11,737 |    12,612 |
    |10/31/93 |    14,695 |         13,487 |    15,327 |
    |10/31/94 |    14,973 |         14,007 |    15,691 |
    |10/31/95 |    18,084 |         17,706 |    19,020 |
    |--------------------------------------|-----------|

     * Source: Lipper Analytical Services, Inc.